Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS
RECORD FOURTH QUARTER
AND FULL FISCAL YEAR 2013 RESULTS

•	Record net sales for fourth quarter fiscal year 2013 increased 4% to $986.3 million

•
Income from continuing operations for fourth quarter fiscal year 2013 was $65.6 million, or $1.24 per diluted share, which included non-recurring costs (see Table A below) totaling approximately $36.0 million pre-tax ($0.44 per diluted share). Excluding these costs, earnings per share from continuing operations was $1.68 per diluted share

•
Record full year revenues and earnings per share from continuing operations of $3.703 billion and $5.67 per diluted share. Excluding non-recurring costs (see Table B below) totaling approximately $44.2 million pre-tax ($0.54 per diluted share), earnings per share from continuing operations was $6.21 per diluted share

•	Record cash flow from operations for fiscal year 2013 before pension contribution of $109.8 million was $453.2 million

•	Successfully completed acquisition of Triumph Engine Control Systems (formerly Goodrich Pump & Engine Control Systems)

Berwyn, PA - May 1, 2013 - Triumph Group, Inc. (NYSE: TGI) today reported that, for the fourth quarter ended March 31, 2013, net sales were a record $986.3 million, a four percent increase from last year's fourth quarter net sales of $946.4 million. Organic sales growth for the quarter was two percent.

Income from continuing operations for the fourth quarter of fiscal year 2013 was $65.6 million, or $1.24 per diluted share, versus $106.3 million, or $2.03 per diluted share, for the fourth quarter of the prior fiscal year. The quarter's results included approximately $36.0 million pre-tax ($23.2 million after tax or $0.44 per diluted share) of non-recurring costs. Excluding the non-recurring costs, earnings per share from continuing operations for the quarter were $1.68 per diluted share. The prior fiscal year's quarter included a $40.4 million pre-tax ($26.1 million after tax) net curtailment gain and $2.6 million pre-tax ($1.7 million after tax) of integration costs associated with the Vought acquisition Excluding integration costs and the net curtailment gain, earnings per share from continuing operations for the prior fiscal year's fourth quarter was $1.57 per diluted share. The number of shares used in computing diluted earnings per share for the quarter was 52.7 million shares.

The following table quantifies each of the non-recurring costs incurred in the fourth quarter of fiscal year 2013 as well as its impact on earnings per share from continuing operations.

TABLE A

	Fourth Quarter Ended
	March 31, 2013
	Pre-Tax	After-Tax	Diluted	Location on
	(In thousands)	(In thousands)	EPS	Financial Statements

Adjusted Income from Continuing Operations - non-GAAP	$131,487	$88,810	$1.68

Non-Recurring Costs:
Curtailments	$(23,662)	$(15,250)	$(0.29)	Corporate
Early Retirement Incentives	$(5,682)	$(3,662)	$(0.07)	Corporate
Integration	$(438)	$(282)	$(0.01)	Aerostructures (Primarily)
Pension Remeasurement	$(1,800)	$(1,160)	$(0.02)	Aerostructures (EAC)**
Jefferson Street Move:
Accelerated Depreciation	$(800)	$(516)	$(0.01)	Aerostructures (EAC)**
Disruption	$(600)	$(387)	$0.01	Aerostructures (EAC)**
Deal Costs - Primarily Triumph Engine Control Systems	$(3,027)	$(1,951)	$(0.04)	Corporate
Sub-total Non-Recurring Costs	$(36,009)	$(23,208)	$(0.44)	*

Income from Continuing Operations - GAAP	$95,478	$65,602	$1.24

* Difference due to rounding
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification, 605-35, 'Revenue-Construction-Type and Production-Type Contracts"

Full Fiscal Year Highlights

For the fiscal year ended March 31, 2013, net sales totaled $3.703 billion, a nine percent increase from fiscal year 2012 net sales of $3.408 billion. Organic sales growth for the fiscal year was eight percent.

Income from continuing operations for fiscal year 2013 was $297.3 million, or $5.67 per diluted share, versus $281.6 million, or $5.43 per diluted share, for fiscal year 2012. The fiscal year's results included approximately $44.2 million pre-tax ($28.5 million after tax or $0.54 per diluted share) of non-recurring costs. Excluding the non-recurring costs, income from continuing operations for fiscal year 2013 was $325.9 million, or $6.21 per diluted share. The prior fiscal year included a net curtailment gain of $40.4 million pre-tax ($26.1 million after tax) as well as $6.3 million pre-tax ($4.1 million after tax) of integration costs associated with the Vought acquisition. Excluding integration costs and the net curtailment gain, earnings per share from continuing operations for fiscal year 2012 was $5.01 per diluted share. The number of shares used in computing diluted earnings per share for fiscal year 2013 was 52.4 million shares. The following table quantifies each of the non-recurring costs incurred in fiscal year 2013 as well as its impact on earnings per share from continuing operations.

TABLE B

	Fiscal Year Ended
	March 31, 2013
	Pre-Tax	After-Tax	Diluted	Location on
	(In thousands)	(In thousands)	EPS	Financial Statements

Adjusted Income from Continuing Operations - non-GAAP	$507,295	$325,859	$6.21

Non-Recurring Costs:
Curtailments	$(23,662)	$(15,250)	$(0.29)	Corporate
Early Retirement Incentives	$(10,819)	$(6,973)	$(0.13)	Corporate
Integration	$(2,665)	$(1,718)	$(0.03)	Aerostructures (Primarily)
Pension Remeasurement	$(1,800)	$(1,160)	$(0.02)	Aerostructures (EAC)**
Jefferson Street Move:
Accelerated Depreciation	$(800)	$(516)	$(0.01)	Aerostructures (EAC)**
Disruption	$(600)	$(387)	$(0.01)	Aerostructures (EAC)**
Deal Costs - Primarily Triumph Engine Control Systems	$(3,892)	$(2,508)	$(0.05)	Corporate
Sub-total Non-Recurring Costs	$(44,238)	$(28,512)	$(0.54)

Income from Continuing Operations - GAAP	$463,057	$297,347	$5.67

** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification, 605-35, 'Revenue-Construction-Type and Production-Type Contracts"

During the fiscal year, the company generated $453.2 million of cash flow from operations before Triumph Aerostructures' pension contributions of $109.8 million; after these contributions, cash flow from operations was $343.4 million.

Jeffry D. Frisby, Triumph's President and Chief Executive Officer, said, “Triumph had an excellent fiscal year 2013 capped by a strong fourth quarter. Full year and fourth quarter sales and earnings were at record levels and we generated record cash flow for the year. In fiscal year 2013, all three of our business segments executed well and delivered year-over-year operating margin expansion. We successfully completed the acquisitions of Embee, Inc. and Goodrich Pump and Engine Control Systems, which in addition to providing a better balance within our business, significantly advanced our technical capabilities and positioned us well for future growth. In early April, we completed the sale of our two Aftermarket Services' Instruments Companies, which we determined to be non-core. In addition, we continued the successful integration of Triumph Aerostructures and continued to successfully manage our pension obligations.”

“As we enter fiscal year 2014, Triumph is a strong company with a very solid balance sheet and an increasing backlog. Even as we face the challenges of political and fiscal uncertainty, we are confident that Triumph is well positioned to deliver long-term growth and profitability.”

Segments

Aerostructures

The Aerostructures segment reported net sales for the fourth quarter of fiscal year 2013 of $720.7 million compared to $714.2 million for the prior fiscal year period, an increase of one percent, all of which was organic. For the fiscal year 2013, net sales increased eight percent to $2.781 billion from $2.572 billion for the prior fiscal year, all of which was organic. For the fourth quarter of fiscal year 2013, operating income was $110.9 million versus $119.0 million for the prior fiscal year quarter and included a net unfavorable cumulative catch-up adjustment on long-term contracts of $10.2 million. Operating income for fiscal year 2013 was $469.9 million, compared to $403.4 million for the prior fiscal year, an increase of sixteen percent. The segment's operating margin for the quarter was fifteen percent. The segment's operating results and the cumulative catch-up adjustment for the quarter included charges of $1.8 million related to pension remeasurement, $1.0 million related to early retirement incentives and $1.4 million related to the Jefferson Street facility move.

Aerospace Systems

The Aerospace Systems segment reported net sales for the fourth quarter of fiscal year 2013 of $184.1 million compared to $151.7 million for the prior fiscal year period, an increase of twenty-one percent. Organic sales growth for the quarter was eight percent. For the fiscal year 2013, net sales increased twelve percent to $615.8 million from $551.8 million for the prior fiscal year. Organic sales growth for the fiscal year was eight percent. Operating income for the fourth quarter of fiscal year 2013 increased twenty-seven percent to $33.4 million versus $26.4 million for the prior fiscal year quarter. Operating margin for the quarter increased to eighteen percent versus seventeen percent in the prior fiscal year period. Operating income for fiscal year 2013 was $103.2 million, compared to $90.0 million for the prior fiscal year, an increase of fifteen percent. Operating margin for the fiscal year was seventeen percent. The segment's fourth quarter and fiscal year 2013 operating results included approximately $0.9 million and $1.6 million, respectively, of costs associated with Hurricane Sandy as well as $1.3 million and $4.8 million, respectively, of legal expenses associated with the ongoing trade secret litigation.

Aftermarket Services

The Aftermarket Services segment reported net sales for the fourth quarter of fiscal year 2013 of $83.9 million, compared to $83.1 million for the prior fiscal year period, an increase of one percent, all of which was organic. For the fiscal year 2013, net sales increased seven percent to $314.5 million from $292.7 million for the prior fiscal year. Organic sales growth for the fiscal year was five percent. Operating income for the fourth quarter of fiscal year 2013 increased eighteen percent to $13.0 million versus $11.0 million for the prior fiscal year quarter. Operating margin for the quarter increased to a record fifteen percent, a 220 basis points improvement over the prior year, driven primarily by market growth and improved operating performance. Operating income for fiscal year 2013 was $45.4 million, compared to $31.9 million for the prior fiscal year, an increase of forty-two percent. Operating margin for the fiscal year was fourteen percent. Results for the fourth quarter of fiscal year 2013 included a net loss on assets held for sale of $0.8 million, which was primarily attributable to the sale of the assets of the Instruments Companies.

Outlook

In commenting on the outlook for fiscal year 2014, Mr. Frisby said, “We are entering our new fiscal year with a continued focus on improving execution, driving integration and controlling costs. We project sales in the range of $3.8 to $4.0 billion and earnings per share from continuing operations for the fiscal year of $5.65 to $5.75 per diluted share. Excluding the Jefferson Street move related costs, earnings per share from continuing operations for fiscal year 2014 are expected to be $6.30 to $6.40 per diluted share.”

From a segment perspective, the company expects the following:

•	Aerostructures- revenue down slightly as a result of reductions in 767 and 747-8. Excluding Jefferson Street move related costs, operating income and operating margin will increase

•	Aerospace Systems- revenue up significantly due to fiscal year 2013 acquisitions with modest increase organically. Operating income up with expected margin impact from fiscal year 2013 acquisitions

•	Aftermarket Services- revenues essentially flat- organic growth offsetting the impact of the sale of the Instrument Companies with growth in operating income and margins

The overall guidance is based on the following assumptions for fiscal year 2014:

•	the number of shares used in computing diluted earnings per share is 53.1 million

•	$5.0 million of legal expenses associated with the trade secret litigation

•	interest expense of $80.0 million

•	tax rate of 36.0% reflecting the expiration of the R&D tax credit at December 31, 2013

•
capital expenditures and investments in major new programs of $340.0 million to $360.0 million, of which $50.0 million relates to capital for the Bombardier 7000/8000 wing, $100.0 million relates to capital for the Jefferson Street move, and $115.0 million to be reflected in inventory (net of advances)

•	pension income of approximately $31.0 million and cash contributions to the plan of approximately $116.0 million

•	OPEB expense of approximately $11.0 million and cash expenditures of approximately $33.0 million

•	current productions rates - specifically:

◦	777 production rate at 8 per month

◦	737 production rates of 38 per month increasing to 42 per month in the second half of the fiscal year

◦	747 production rates of 2 per month declining to 1.75 per month in the second half of the fiscal year

◦	the most recent 787 production schedule

◦	767/tanker production rates decreasing to approximately 1 per month

◦	A330 production of 10 per month

◦	C-17 production of 10 units

◦	other than C-17 mentioned above, production rates for the company's largest military programs (i.e. V-22, UH 60, C130) will show modest declines of approximately 10 to 15 percent

•	business jet market generally consistent with fiscal year 2013

•	continued strength in the Aftermarket Services segment of the business

•	cash available for debt reduction of approximately $150 million, excluding new acquisitions

•	reflects estimates for customer price concessions (net of cost reduction) and projected cost of two union negotiations

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2013 fourth quarter and year-end results. The conference call will be available live and archived on the company's website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from May 2nd to May 9th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1610837.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company's website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2014. All forward-looking statements involve risks and uncertainties which could affect the company's actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph's reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31		March 31
CONDENSED STATEMENTS OF INCOME	2013	2012	2013	2012

Net sales	$986,268	$946,376	$3,702,702	$3,407,929

Operating income	112,966	183,239	531,213	514,715

Interest expense and other	17,488	18,462	68,156	77,138
Income tax expense	29,876	58,526	165,710	155,955

Income from continuing operations	65,602	106,251	297,347	281,622
Loss from discontinued operations, net of tax	—	—	—	(765)

Net income	$65,602	$106,251	$297,347	$280,857

Earnings per share - basic:

Income from continuing operations	$1.32	$2.16	$5.99	$5.77
Loss from discontinued operations	—	—	—	(0.02)
Net income	$1.32	$2.16	$5.99	$5.75

Weighted average common shares outstanding - basic	49,814	49,174	49,663	48,821

Earnings per share - diluted:

Income from continuing operations	$1.24	$2.03	$5.67	$5.43
Loss from discontinued operations	—	—	—	(0.01)
Net income	$1.24	$2.03	$5.67	$5.41	*

Weighted average common shares outstanding - diluted	52,708	52,311	52,446	51,873

Dividends declared and paid per common share	$0.04	$0.04	$0.16	$0.14

*	Difference due to rounding.

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	March 31,	March 31,
	2013	2012
Assets
Cash and cash equivalents	$32,037	$29,662
Accounts receivable, net	433,926	440,608
Inventory, net of unliquidated progress payments of $124,128 and $164,450	985,745	817,956
Rotable assets	36,810	34,554
Deferred income taxes	65,290	72,377
Prepaid and other current assets	23,525	23,344
Assets held for sale	14,747	—
Current assets	1,592,080	1,418,501

Property and equipment, net	809,548	733,380
Goodwill	1,751,321	1,546,138
Intangible assets, net	929,413	829,676
Other, net	66,887	26,944

Total assets	$5,149,249	$4,554,639

Liabilities & Stockholders' Equity
Current portion of long-term debt	$133,930	$142,237
Accounts payable	327,634	266,124
Accrued expenses	272,240	311,620
Liabilities related to assets held for sale	2,621	—
	736,425	719,981

Long-term debt, less current portion	1,195,933	1,016,625
Accrued pension and post-retirement benefits, noncurrent	671,173	700,125
Deferred income taxes, noncurrent	296,805	188,252
Other noncurrent liabilities	203,755	136,287

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 50,123,035 and 49,590,273 shares issued	50	50
Capital in excess of par value	848,372	833,935
Treasury stock, at cost, 0 and 58,533 shares	—	(1,716)
Accumulated other comprehensive income	(60,972)	(9,306)
Retained earnings	1,257,708	970,406
Total stockholders' equity	2,045,158	1,793,369

Total liabilities and stockholders' equity	$5,149,249	$4,554,639
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2013	2012	2013	2012
Net Sales:
Aerostructures	$720,722	$714,247	$2,781,344	$2,571,576
Aerospace Systems	184,061	151,724	615,771	551,800
Aftermarket Services	83,881	83,120	314,506	292,674
Elimination of inter-segment sales	(2,396)	(2,715)	(8,919)	(8,121)
	$986,268	$946,376	$3,702,702	$3,407,929

Operating Income (Loss):
Aerostructures	$110,901	$119,004	$469,873	$403,414
Aerospace Systems	33,440	26,351	103,179	90,035
Aftermarket Services	12,950	10,966	45,380	31,859
Corporate	(44,325)	26,918	(87,219)	(10,593)
	$112,966	$183,239	$531,213	$514,715

Depreciation and Amortization:
Aerostructures	$23,751	$22,855	$95,884	$89,113
Aerospace Systems	6,199	4,400	19,869	17,363
Aftermarket Services	2,221	2,285	9,118	9,487
Corporate	1,190	1,120	4,635	3,761
	$33,361	$30,660	$129,506	$119,724

Amortization of Acquired Contract Liabilities:
Aerostructures	$(5,870)	$(8,180)	$(25,644)	$(26,684)

Capital Expenditures:
Aerostructures	$40,172	$26,114	$106,337	$64,633
Aerospace Systems	8,328	4,224	19,388	14,747
Aftermarket Services	4,009	3,078	14,820	8,682
Corporate	596	1,871	2,216	5,907
	$53,105	$35,287	$142,761	$93,969

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, curtailments and early retirement incentives, depreciation and amortization. We disclose Adjusted EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating Adjusted EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA to income from continuing operations set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA.

Adjusted EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. Adjusted EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate Adjusted EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•
Curtailments and early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our Adjusted EBITDA reconciled to our income from continuing operations for the indicated periods:

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2013	2012	2013	2012
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from continuing operations	$65,602	$106,251	$297,347	$281,622

Add-back:
Income tax expense	29,876	58,526	165,710	155,955
Interest expense and other	17,488	18,462	68,156	77,138
Curtailments and early retirement incentives	29,344	(40,400)	34,481	(40,400)
Amortization of acquired contract liabilities	(5,870)	(8,180)	(25,644)	(26,684)
Depreciation and amortization	33,361	30,660	129,506	119,724

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$169,801	$165,319	$669,556	$567,355

Net sales	$986,268	$946,376	$3,702,702	$3,407,929

Adjusted EBITDA Margin	17.2%	17.5%	18.1%	16.6%

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2013
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$65,602

Add-back:
Income tax expense	29,876
Interest expense and other	17,488

Operating income	$112,966	$110,901	$33,440	$12,950	$(44,325)

Curtailments and early retirement incentives	29,344	—	—	—	29,344
Amortization of acquired contract liabilities	(5,870)	(5,683)	(187)	—	—
Depreciation and amortization	33,361	23,751	6,199	2,221	1,190

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (EBITDA):	$169,801	$128,969	$39,452	$15,171	$(13,791)

Net sales	$986,268	$720,722	$184,061	$83,881	$(2,396)

Adjusted EBITDA Margin	17.2%	17.9%	21.4%	18.1%	n/a

	Twelve Months Ended March 31, 2013
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$297,347

Add-back:
Income tax expense	165,710
Interest expense and other	68,156

Operating income (loss)	$531,213	$469,873	$103,179	$45,380	$(87,219)

Curtailments and early retirement incentives	34,481	—	—	—	34,481
Amortization of acquired contract liabilities	(25,644)	(25,457)	(187)	—	—
Depreciation and amortization	129,506	95,884	19,869	9,118	4,635

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$669,556	$540,300	$122,861	$54,498	$(48,103)

Net sales	$3,702,702	$2,781,344	$615,771	$314,506	$(8,919)

Adjusted EBITDA Margin	18.1%	19.4%	20.0%	17.3%	n/a

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2012
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$106,251

Add-back:
Income tax expense	58,526
Interest expense and other	18,462

Operating income (loss)	$183,239	$119,004	$26,351	$10,966	$26,918

Curtailments and early retirement incentives	(40,400)	—	—	—	(40,400)
Amortization of acquired contract liabilities	(8,180)	(8,180)	—	—	—
Depreciation and amortization	30,660	22,855	4,400	2,285	1,120

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$165,319	$133,679	$30,751	$13,251	$(12,362)

Net sales	$946,376	$714,247	$151,724	$83,120	$(2,715)

Adjusted EBITDA Margin	17.5%	18.7%	20.3%	15.9%	n/a

	Twelve Months Ended March 31, 2012
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from continuing operations	$281,622

Add-back:
Income tax expense	155,955
Interest expense and other	77,138

Operating income (loss)	$514,715	$403,414	$90,035	$31,859	$(10,593)

Curtailments and early retirement incentives	(40,400)	—	—	—	(40,400)
Amortization of acquired contract liabilities	(26,684)	(26,684)	—	—	—
Depreciation and amortization	119,724	89,113	17,363	9,487	3,761

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$567,355	$465,843	$107,398	$41,346	$(47,232)

Net sales	$3,407,929	$2,571,576	$551,800	$292,674	$(8,121)

Adjusted EBITDA Margin	16.6%	18.1%	19.5%	14.1%	n/a

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs.

	Fourth Quarter Ended
	March 31, 2013				Location on
	Pre-Tax	After-Tax	Diluted EPS		Financial Statements
Income from Continuing Operations - GAAP	$95,478	$65,602	$1.24
Non-Recurring Costs:
Curtailments	23,662	15,250	0.29		Corporate
Early retirement incentives	5,682	3,662	0.07		Corporate
Integration	438	282	0.01		Aerostructures (primarily)
Pension Remeasurement	1,800	1,160	0.02		Aerostructures (EAC)*
Jefferson Street Move:
Accelerated Depreciation	800	516	0.01		Aerostructures (EAC)*
Disruption	600	387	0.01		Aerostructures (EAC)*
Deal Costs - Primarily Triumph Engine Control Systems	3,027	1,951	0.04		Corporate
Income from continuing operations - non-GAAP	$131,487	$88,810	$1.68	^

^ Difference due to rounding.
* EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

	Fiscal Year Ended
	March 31, 2013			Location on
	Pre-Tax	After-Tax	Diluted EPS	Financial Statements
Income from Continuing Operations - GAAP	$463,057	$297,347	$5.67
Non-Recurring Costs:
Curtailments	23,662	15,250	0.29	Corporate
Early retirement incentives	10,819	6,973	0.13	Corporate
Integration	2,665	1,718	0.03	Aerostructures (primarily)
Pension Remeasurement	1,800	1,160	0.02	Aerostructures (EAC)*
Jefferson Street Move:
Accelerated Depreciation	800	516	0.01	Aerostructures (EAC)*
Disruption	600	387	0.01	Aerostructures (EAC)*
Deal Costs - Primarily Triumph Engine Control Systems	3,892	2,508	0.05	Corporate
Income from continuing operations - non-GAAP	$507,295	$325,859	$6.21

* EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

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(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Fourth Quarter Ended
	March 31, 2012				Location on
	Pre-Tax	After-Tax	Diluted EPS		Financial Statements
Income from Continuing Operations - GAAP	$164,777	$106,251	$2.03
Non-Recurring Costs:
Curtailments	(40,400)	(26,058)	(0.50)		Corporate
Integration	2,644	1,705	0.03		Aerostructures (primarily)
Income from continuing operations - non-GAAP	$127,021	$81,898	$1.57	^

^ Difference due to rounding.

	Fiscal Year Ended
	March 31, 2012			Location on
	Pre-Tax	After-Tax	Diluted EPS	Financial Statements
Income from Continuing Operations - GAAP	$437,577	$281,622	$5.43
Non-Recurring Costs:
Curtailments	(40,400)	(26,058)	(0.50)	Corporate
Integration	6,342	4,091	0.08	Aerostructures (primarily)
Income from continuing operations - non-GAAP	$403,519	$259,655	$5.01

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Twelve Months Ended
	March 31
	2013	2012

Cash provided by operations, before pension contributions	$453,238	$349,112
Pension contributions	109,818	121,907
Cash provided by operations	343,420	227,205
Less:
Capital expenditures	142,761	93,969
Dividends	8,006	6,899
Free cash flow available for debt reduction	$192,653	$126,337

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	March 31,	March 31,
	2013	2012

Calculation of Net Debt
Current portion	$133,930	$142,237
Long-term debt	1,195,933	1,016,625
Total debt	1,329,863	1,158,862
Less: Cash	32,037	29,662
Net debt	$1,297,826	$1,129,200

Calculation of Capital
Net debt	$1,297,826	$1,129,200
Stockholders' equity	2,045,158	1,793,369
Total capital	$3,342,984	$2,922,569

Percent of net debt to capital	38.8%	38.6%

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